Exhibit 99.1

For Release: February 26, 2009	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
February 27, 2009 10:30 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-407-0782		wamplerwes@ntelos.com
International Dial in number: 201-689-8567
Confirmation Codes: Account #286; Conference ID: 312705
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Fourth Quarter and the Year 2008

Operating Results; Declares Quarterly Dividend

2008 Net Income of $47.2 million, or $1.12 per share, 45% over 2007

Operating Income of $119.5 million, 19% over 2007

Adjusted EBITDA of $227.1 million, up 12% from 2007

WAYNESBORO, VA – February 26, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its fourth quarter and year of 2008.

Operating revenues for fourth quarter 2008 were $140.6 million; operating income for the quarter was $31.5 million; and net income for the quarter was $6.4 million, or $0.15 per share. Operating revenues for the year 2008 were $539.8 million, 8% over 2007; operating income for 2008 was $119.5 million, 19% over 2007; and net income was $47.2 million, an increase of 45% over the previous year.

Highlights for the quarter and year include:

•	EV-DO Rev. A launched or expanded in six markets during fourth quarter – 70% of total cell sites upgraded at year-end

•	2008 consolidated adjusted EBITDA (a non-GAAP measure) of $227.1 million, up 12% from 2007

•	Wireless adjusted EBITDA for the year increased 15% over 2007 to $163.4 million

•	Competitive wireline adjusted EBITDA for the year increased 21% over 2007 to $25.3 million

•	Ratio of total debt to adjusted EBITDA for 2008 is 2.7 to 1, an improvement from 3.0 to 1 at December 31, 2007

“We are pleased with our performance in 2008, especially given the current economic climate,” said James S. Quarforth, CEO of NTELOS Holdings Corp. “Consolidated adjusted EBITDA was up 14% for fourth quarter 2008 over the same quarter last year and was up 12% year-over-year. Despite weakened consumer confidence and spending trends, our sales remained strong throughout the year and new wireless data product offerings made possible by our network EV-DO upgrade are beginning to show solid results.”

Recent Developments

EV-DO Upgrade Progress: The Company upgraded an additional 322 cell sites to the EV-DO Rev. A platform during the fourth quarter, adding service to the markets of Danville, Martinsville, portions of Richmond and Norfolk, Virginia and Beckley and Bluefield, West Virginia. In total, 833 sites, or 70% of the entire network, were upgraded to EV-DO in 2008.

Declaration of Cash Dividend: Today, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.26 per share to be paid on April 13, 2009 to stockholders of record on March 19, 2009.

Operating Highlights

Operating revenues for fourth quarter 2008 were $140.6 million, a 10% increase over fourth quarter 2007 operating revenues of $127.9 million. Operating revenues for the year 2008 were $539.8 million, 8% over operating revenues for 2007 of $500.4 million.

Wireless operating revenues for the fourth quarter of 2008 were $109.0 million compared to $96.5 million for the same period in 2007, an increase of 13%. Effective April 1, 2008, the Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. The proforma impact of this change would have resulted in wireless revenue growth for fourth quarter 2008 of 16% over fourth quarter 2007. Wireless operating revenues for the year 2008 were $415.9 million, a $38.1 million or 10% increase over 2007, or a 13% proforma increase for the change in handset insurance revenue reporting discussed above.

Wireless subscribers were 435,008 at year-end 2008, a 7% increase from 406,795 at the end of 2007. This growth resulted in an 11% increase in subscriber revenues (proforma for the handset insurance revenue reporting change) between these periods. Wholesale revenues were $33.3 million for fourth quarter 2008 compared to $24.4 million for the same quarter last year and $28.2 million for the third quarter 2008. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $32.1 million, an 18% increase over the previous quarter, driven by a 72% increase in travel data revenues from third quarter 2008 resulting from usage growth made possible by the EV-DO deployment.

Wireline operating revenues were $31.4 million for the fourth quarter of 2008, a 1% increase over fourth quarter 2007 revenues of $31.2 million. Rural Local Exchange Carrier (RLEC) operating revenues were $15.1 million in the fourth quarter of 2008 compared to $15.4 million in fourth quarter 2007. In the Competitive Wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 3% from $15.9 million for the fourth quarter 2007 to $16.4 million for the fourth quarter of 2008. Revenues from Competitive Wireline strategic products, including local service, broadband, integrated access, transport and Metro Ethernet, grew $1.2 million, or 9%, from the fourth quarter 2007 to the fourth quarter 2008. For the year 2008, wireline operating revenues were $123.4 million, a 1% increase over 2007.

Consolidated adjusted EBITDA for fourth quarter 2008 was $56.5 million, with a margin of 40%. This amount represents an increase of 14% over fourth quarter 2007 adjusted EBITDA of $49.6 million which had a margin of 39%. Adjusted EBITDA for the years 2008 and 2007 was $227.1 million and $203.0 million, respectively, an increase of 12%.

Wireless adjusted EBITDA was $40.5 million for the fourth quarter of 2008, compared to $34.1 million for fourth quarter 2007, an increase of 19%. The adjusted EBITDA margin for wireless was 37%, an increase over the 35% margin for the fourth quarter of 2007, despite incremental operating costs related to the network upgrade of approximately $1.7 million and an increase in handset subsidy resulting from a higher proportion of smart phone sales in the current quarter. Wireless adjusted EBITDA for the year 2008 was $163.4 million, a $21.2 million or 15% increase over 2007.

Wireline adjusted EBITDA was $17.5 million for the fourth quarter of 2008 compared to $16.7 million for the fourth quarter 2007, an increase of 5%. Wireline adjusted EBITDA margin for the fourth quarter 2008 was 56% compared to 53% in fourth quarter 2007. For the year 2008, wireline adjusted EBITDA was $69.0 million, a 6% increase over last year.

Business Segment Highlights

Wireless

•

Gross subscriber additions for fourth quarter 2008 were 48,964, up 10% from 44,353 in fourth quarter 2007. Led by year-over-year growth in postpay, gross subscriber additions for 2008 were 173,798, up from 171,657 gross additions for 2007. Higher-value postpay subscribers increased by 19,282, or 7%, during 2008, representing 71% of wireless customers at year-end. Total wireless monthly subscriber churn was 3.2% for the fourth quarter 2008, similar to the third quarter of 2008. Postpay churn for the quarter was 2.1%, also similar to the previous quarter. For the comparable years, total wireless monthly subscriber churn was 2.9% for 2008 compared to 2.8% in 2007. Wireless monthly subscriber churn for postpay customers was 1.9% for 2008, compared to 1.8% in 2007.

•

ARPU (a non-GAAP measure) for fourth quarter 2008 was $54.32. Fourth quarter 2007 ARPU, proforma for the change in reporting of handset insurance revenues discussed above, was $53.64. Postpay ARPU was $56.92 for the fourth quarter of 2008, compared to proforma $54.55 for the fourth quarter 2007. Postpay data ARPU continued to show significant growth, increasing $2.80, or 49%, from $5.68 in fourth quarter 2007 to $8.48 in fourth quarter 2008.

•	During 2008, 160 cell sites were added to the wireless network resulting in total network cell sites at year-end of 1,183, compared to 1,023 at year-end 2007.

Wireline

•

RLEC: As previously reported, access lines at year-end 2008 were 41,135 compared to 43,538 at year-end 2007, a 5.5% decrease. This line loss is reflective of cable competition (which commenced in late May 2008 in one of the three RLEC markets), residential wireless substitution, and the conversion of centrex lines to PBX trunks. These line losses and lower switched access minutes resulted in RLEC operating revenues for fourth quarter 2008 of $15.1 million, a 2% decrease from fourth quarter 2007. Despite these factors, RLEC adjusted EBITDA remained at $11.0 million for the third consecutive quarter. RLEC adjusted EBITDA for the year 2008 was $43.7 million compared to $44.4 million for 2007.

•

Competitive Wireline: CLEC business local access lines were 49,899 at year-end, a 2% increase over the 49,065 lines at year-end 2007. Operating revenues for CLEC business local access lines were essentially flat over these periods, reflecting downward pricing driven by competition. Revenues from wireline strategic products, however, increased approximately $1.2 million, or 9%, to $13.6 million in fourth quarter 2008 from $12.4 million in fourth quarter 2007, due to customer growth and continued growth in bandwidth demand. Broadband customer growth in the RLEC footprint continues to be especially strong, with a year-over-year gain of 1,678, increasing customer penetration from 37.6% at December 31, 2007 to 45.8% at year-end 2008. Wireline capital expenditures in 2008 included approximately $19.1 million for discretionary projects, primarily fiber projects, to support continued strategic product growth. Adjusted EBITDA for the Competitive Wireline segment increased 14%, to $6.4 million in the fourth quarter 2008 from $5.7 million in the fourth quarter 2007 and for the year 2008 was $25.3 million, $4.4 million or 21% over the $20.9 million for 2007.

Quarforth concluded, “Our catalysts for growth are in place and we are confident that in 2009 we will continue to grow revenues, customers, blended ARPU, data ARPU, and wholesale revenues. We experienced a 49% year-over-year increase in postpay data ARPU in fourth quarter, even though almost 40% of our EV-DO sites were in service for only part of the quarter. Similarly in wireline, revenue and customer growth related to fiber capital investments remains to be realized as the majority of these projects were in service for less than half of 2008. We are just beginning to recognize some of the new revenues related to our network investments and we remain excited about the future revenue potential.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

As previously announced, the Company expects 2009 consolidated operating revenues to be between $574 million and $583 million. Consolidated adjusted EBITDA is expected to be between $238 million to $245 million. Projected 2009 cash taxes have been lowered to be between $16 million and $20 million to reflect passage of the American Recovery and Reinvestment Act of 2009. Please see the Business Outlook exhibit with this press release for additional guidance detail.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, loss on interest rate swap agreement, minority interests, other income, non-cash compensation charges, voluntary early retirement charges and secondary offering costs.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU, are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments including developments that could negatively affect our revenues from network access charges and the universal service fund; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors and the transition of our prepay billing services to a new vendor; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

•	Business Outlook for the Year 2009

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$65,692	$53,467
Accounts receivable, net	51,200	45,543
Inventories and supplies	11,107	7,693
Other receivables	2,809	4,184
Income tax receivable	718	11,753
Prepaid expenses and other	8,843	7,944

	140,369	130,584

Securities and investments	762	870

Property, plant and equipment, net	446,473	402,904

Other Assets
Goodwill	118,448	127,637
Franchise rights	32,000	32,000
Other intangibles, net	74,151	85,901
Radio spectrum licenses in service	115,449	114,180
Radio spectrum licenses not in service	16,931	19,641
Deferred charges and other assets	3,648	4,771

	360,627	384,130

Total Assets	$948,231	$918,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,739	$6,751
Accounts payable	31,645	31,525
Dividends payable	10,968	8,833
Advance billings and customer deposits	19,772	17,809
Accrued payroll	10,119	12,929
Accrued interest	290	70
Accrued operating taxes	3,439	3,067
Other accrued liabilities	3,787	3,836

	86,759	84,820

Long-Term Liabilities
Long-term debt	601,173	607,455
Other long-term liabilities	92,806	54,445

	693,979	661,900

Minority Interests	476	428

Stockholders’ Equity	167,017	171,340

Total Liabilities and Stockholders’ Equity	$948,231	$918,488

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

	Three months ended:		Twelve months ended:
(in thousands, except for per share amounts)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Operating Revenues	$140,587	$127,918	$539,836	$500,394

Operating Expenses [1]

Cost of sales and services (exclusive of items shown separately below)	45,534	42,104	172,615	161,344

Customer operations	31,100	29,767	111,115	108,848

Corporate operations [2]	7,895	7,579	32,692	32,090

Depreciation and amortization [3]	24,325	29,520	102,940	97,061

Accretion of asset retirement obligations	244	196	989	818

	109,098	109,166	420,351	400,161

Operating Income	31,489	18,752	119,485	100,233

Other Income (Expenses)
Interest expense	(7,806)	(10,300)	(32,417)	(43,021)
Loss on interest rate swap agreement	(13,427)	(879)	(9,531)	(3,527)
Other income	627	806	1,498	3,146

	10,883	8,379	79,035	56,831

Income Tax Expense	4,450	4,051	31,784	24,411

	6,433	4,328	47,251	32,420

Minority Interests in (Earnings) Losses of Subsidiaries	9	(6)	(48)	33

Net Income	$6,442	$4,322	$47,203	$32,453

Basic and Diluted Earnings per Common Share:

Income per share - basic	$0.15	$0.10	$1.12	$0.78
Income per share - diluted	$0.15	$0.10	$1.12	$0.77

Weighted average shares outstanding - basic	42,150	41,661	41,980	41,487
Weighted average shares outstanding - diluted	42,296	42,377	42,284	42,315

Cash Dividends Declared per Share - Common Stock	$0.26	$0.21	$0.89	$0.51

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $0.4 million and $2.7 million for the three months and year ended December 31, 2008, respectively, and $1.1 million and $4.3 million for the three months and year ended December 31, 2007, respectively.

[2]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments.

[3]

Depreciation and amortization expense includes accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $1.7 million and $18.8 million for the three months and year ended December 31, 2008, respectively, and $9.6 million and $15.9 million for the three months and year ended December 31, 2007, respectively. Additionally, depreciation and amortization expense for the three months and year ended December 31, 2008 include a $1.4 million impairment charge related to radio spectrum licenses not in service.

NTELOS Holdings Corp.

Summary of Operating Results

	Three Months Ended:		Twelve Months Ended:
(in thousands)	December 31, 2007	December 31, 2008	December 31, 2007	December 31, 2008
Operating Revenues
Wireless PCS Operations	$96,524	$109,003	$377,761	$415,881
Subscriber Revenues	66,544	69,513	259,338	279,754
Wholesale/Roaming Revenues, net	24,386	33,320	95,976	111,115
Equipment Revenues	5,305	5,845	21,321	23,751
Other Revenues	289	325	1,126	1,261

Wireline Operations
RLEC	15,355	15,083	61,458	59,518
Competitive Wireline	15,878	16,363	60,467	63,878

Wireline Total	31,233	31,446	121,925	123,396

Other	161	138	708	559

	$127,918	$140,587	$500,394	$539,836

Operating Expenses

(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, non-cash compensation, voluntary early retirement program charges and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$62,425	$68,507	$235,575	$252,499
Cost of Sales and Services
Cost of Sales—Equipment	7,478	10,057	28,891	33,155
Cost of Sales—Access & Other	12,702	11,440	48,379	48,485
Maintenance and Support	11,930	14,094	45,360	52,297
Customer Operations	24,974	26,906	91,637	94,652
Corporate Operations	5,341	6,010	21,308	23,910

Wireline Operations
RLEC	4,353	4,050	17,033	15,793
Competitive Wireline	10,227	9,940	39,561	38,567

Wireline Total	14,580	13,990	56,594	54,360

Other	1,326	1,610	5,215	5,853

	$78,331	$84,107	$297,384	$312,712

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$34,099	$40,496	$142,186	$163,382

Wireline Operations
RLEC	11,002	11,033	44,425	43,725
Competitive Wireline	5,651	6,423	20,906	25,311

Wireline Total	16,653	17,456	65,331	69,036

Other	(1,165)	(1,472)	(4,507)	(5,294)

	$49,587	$56,480	$203,010	$227,124

Capital Expenditures
Wireless PCS Operations	$46,170	$26,039	$77,640	$88,357

Wireline Operations
RLEC	2,577	1,866	9,318	13,384
Competitive Wireline	3,738	4,129	15,314	21,745

Wireline Total	6,315	5,995	24,632	35,129

Other	1,820	1,686	7,332	9,005

	$54,305	$33,720	$109,604	$132,491

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)
Wireless PCS Operations	$(12,071)	$14,457	$64,546	$75,025

Wireline Operations
RLEC	8,425	9,167	35,107	30,341
Competitive Wireline	1,913	2,294	5,592	3,566

Wireline Total	10,338	11,461	40,699	33,907

Other	(2,985)	(3,158)	(11,839)	(14,299)

	$(4,718)	$22,760	$93,406	$94,633

[1]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income to Operating Income

(in thousands)

	Three months ended:		Twelve months ended:
	December 31, 2007	December 31, 2008	December 31, 2007	December 31, 2008
Net income	$4,322	$6,442	$32,453	$47,203
Interest expense	10,300	7,806	43,021	32,417
Loss on interest rate swap agreement	879	13,427	3,527	9,531
Income taxes	4,051	4,450	24,411	31,784
Minority interest	6	(9)	(33)	48
Other income	(806)	(627)	(3,146)	(1,498)

Operating income	$18,752	$31,489	$100,233	$119,485

Wireless	$11,395	$24,200	$71,398	$88,686
RLEC	7,389	7,363	30,249	28,661
Competitive Wireline	2,292	3,258	8,097	12,402
Other	(2,324)	(3,332)	(9,511)	(10,264)

Operating income	$18,752	$31,489	$100,233	$119,485

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

	2007					2008
(dollars in thousands)	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended December 31
Operating Income	$11,395	$7,389	$2,292	$(2,324)	$18,752	$24,200	$7,363	$3,258	$(3,332)	$31,489
Depreciation and amortization [1]	22,530	3,610	3,345	35	29,520	16,064	3,665	3,151	1,445	24,325

Sub-total:	33,925	10,999	5,637	(2,289)	48,272	40,264	11,028	6,409	(1,887)	55,814

Accretion of asset retirement obligations	174	3	14	5	196	232	5	14	(7)	244
Non-cash compensation	—	—	—	1,119	1,119	—	—	—	422	422

Adjusted EBITDA	$34,099	$11,002	$5,651	$(1,165)	$49,587	$40,496	$11,033	$6,423	$(1,472)	$56,480

Adjusted EBITDA Margin	35.3%	71.7%	35.6%	NM	38.8%	37.2%	73.1%	39.3%	NM	40.2%

For The Twelve Months Ended December 31
Operating Income	$71,398	$30,249	$8,097	$(9,511)	$100,233	$88,686	$28,661	$12,402	$(10,264)	$119,485
Depreciation and amortization [1]	70,052	14,160	12,754	95	97,061	73,780	14,449	12,468	2,243	102,940

Sub-total:	141,450	44,409	20,851	(9,416)	197,294	162,466	43,110	24,870	(8,021)	222,425

Accretion of asset retirement obligations	736	16	55	11	818	916	18	57	(2)	989
Secondary offering costs	—	—	—	570	570	—	—	—	—	—
Non-cash compensation	—	—	—	4,328	4,328	—	—	—	2,729	2,729
Voluntary early retirement plan [2]	—	—	—	—	—	—	597	384	—	981

Adjusted EBITDA	$142,186	$44,425	$20,906	$(4,507)	$203,010	$163,382	$43,725	$25,311	$(5,294)	$227,124

Adjusted EBITDA Margin	37.6%	72.3%	34.6%	NM	40.6%	39.3%	73.5%	39.6%	NM	42.1%

[1]

Depreciation and amortization expense includes accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $1.7 million and $18.8 million for the three months and year ended December 31, 2008, respectively, and $9.6 million and $15.9 million for the three months and year ended December 31, 2007, respectively. Additionally, depreciation and amortization expense for the three months and year ended December 31, 2008 include a $1.4 million impairment charge related to radio spectrum licenses not in service.

[2]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008
Wireless Subscribers	406,795	421,265	425,880	427,028	435,008

RLEC Total Access Lines	43,538	43,260	42,777	41,989	41,135

RLEC Residential Access Lines	28,564	28,303	27,870	27,124	26,513

CLEC Access Lines [1]	49,065	49,273	49,555	49,856	49,899

RLEC Broadband Customers [2]	11,680	12,364	12,701	13,010	13,358

Total Broadband Connections [2]	20,172	20,890	21,371	21,825	22,505

Dial-Up Internet Subscribers	21,795	20,428	18,632	17,244	15,839

Long Distance Subscribers	48,367	48,715	49,069	49,027	48,655

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

						Twelve months ended:
Quarter Ended:	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008	12/31/2007	12/31/2008
Total Wireless Subscribers
Beginning Subscribers	396,420	406,795	421,265	425,880	427,028	367,197	406,795
Prepay	110,285	115,068	127,765	127,419	123,451	98,846	115,068
Postpay	286,135	291,727	293,500	298,461	303,577	268,351	291,727

Gross Additions	44,353	46,953	36,559	41,322	48,964	171,657	173,798
Prepay	23,322	29,586	17,900	17,727	22,888	88,632	88,101
Postpay	21,031	17,367	18,659	23,595	26,076	83,025	85,697

Disconnections	33,978	32,483	31,944	40,174	40,984	132,059	145,585
Prepay	17,968	16,120	17,456	20,969	21,579	70,703	76,124
Postpay	16,010	16,363	14,488	19,205	19,405	61,356	69,461

Net Additions	10,375	14,470	4,615	1,148	7,980	39,598	28,213
Prepay	5,354	13,466	444	(3,242)	1,309	17,929	11,977
Postpay	5,021	1,004	4,171	4,390	6,671	21,669	16,236

Ending Subscribers	406,795	421,265	425,880	427,028	435,008	406,795	435,008
Prepay	115,068	127,765	127,419	123,451	123,999	115,068	123,999
Postpay	291,727	293,500	298,461	303,577	311,009	291,727	311,009

Postpay subscriber growth for 2008 of 19,282 consists of net additions of 16,236 and conversions of prepay customers to postpay of 3,046.

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Twelve months ended:
	December 31, 2007	December 31, 2008	December 31, 2007	December 31, 2008
Average Subscribers (weighted monthly)	399,573	429,152	388,778	423,516

Gross Subscriber Revenues ($000)	$67,054	$69,941	$261,151	$280,667
Revenue Accruals & Deferrals	(458)	(368)	(1,626)	(686)
Eliminations & Other Adjustments	(52)	(60)	(187)	(227)

Net Subscriber Revenues ($000)	$66,544	$69,513	$259,338	$279,754

Average Monthly Revenue per Subscriber/Unit (ARPU) [1,2]	$55.94	$54.32	$55.98	$55.23

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1,2]	$56.83	$56.92	$56.60	$56.98

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$6.24	$7.92	$4.67	$7.43

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$5.68	$8.48	$4.99	$7.52

Strategic Network Alliance Revenues ($000)
Home Voice	$12,998	$13,267	$50,623	$52,811
Travel Voice	4,209	4,457	18,768	16,895

Total Voice	17,207	17,724	69,391	69,706

Home Data	2,647	2,806	NA	11,400
Travel Data	2,587	11,572	NA	25,603

Total Data	5,234	14,378	22,032	37,003

Revenue Minimum Adjustment	1,603	—	3,359	833

Total	$24,044	$32,102	$94,782	$107,542

Monthly Postpay Subscriber Churn	1.9%	2.1%	1.8%	1.9%

Monthly Blended Subscriber Churn	2.8%	3.2%	2.8%	2.9%

Total Cell Sites (period ending)	1,023	1,183	1,023	1,183

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	—	833	—	833

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	604	721	604	721

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for fourth quarter 2007, and $10.8 million and $2.8 million for the years ended December 31, 2007 and 2008, respectively. Fourth quarter 2007 and years ended December 31, 2007 and 2008 ARPU, proforma for these reporting changes would have been $53.64, $53.66 and $54.67, respectively. Fourth quarter 2007 and years ended December 31, 2007 and 2008 postpay ARPU, proforma for these reporting changes would have been $54.55, $54.32 and $56.42, respectively.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three months ended:		Twelve months ended:
	December 31, 2007	December 31, 2008	December 31, 2007	December 31, 2008
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Operating Revenues	$127,918	$140,587	$500,394	$539,836
Less: Wireline and other operating revenue	(31,394)	(31,584)	(122,633)	(123,955)

Wireless communications revenue	96,524	109,003	377,761	415,881
Less: Equipment revenue from sales to new customers	(3,257)	(1,502)	(13,797)	(10,698)
Less: Equipment revenue from sales to existing customers	(2,048)	(4,344)	(7,524)	(13,053)
Less: Wholesale revenue	(24,386)	(33,320)	(95,976)	(111,115)
Plus: Other revenues, eliminations and adjustments	221	104	687	(348)

Wireless gross subscriber revenue [2]	$67,054	$69,941	$261,151	$280,667

Less: Paid in advance subscriber revenue	(17,690)	(17,789)	(70,471)	(76,656)
Less: adjustments	(294)	106	(765)	280

Wireless gross postpay subscriber revenue	$49,070	$52,258	$189,915	$204,291

Average subscribers	399,573	429,152	388,778	423,516

Total ARPU [2]	$55.94	$54.32	$55.98	$55.23

Average postpay subscribers	287,814	306,011	279,620	298,772

Postpay ARPU [2]	$56.83	$56.92	$56.60	$56.98

Wireless gross subscriber revenue [2]	$67,054	$69,941	$261,151	$280,667
Less: Wireless voice and other feature revenue	(59,577)	(59,745)	(239,385)	(242,924)

Wireless data revenue	$7,477	$10,196	$21,766	$37,743

Average subscribers	399,573	429,152	388,778	423,516

Total Data ARPU	$6.24	$7.92	$4.67	$7.43

Wireless gross postpay subscriber revenue	$49,070	$52,258	$189,915	$204,291
Less: Wireless postpay voice and other feature revenue	(44,164)	(44,472)	(173,161)	(177,340)

Wireless postpay data revenue	$4,906	$7,786	$16,754	$26,951

Average postpay subscribers	287,814	306,011	279,620	298,772

Postpay data ARPU	$5.68	$8.48	$4.99	$7.52

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for fourth quarter 2007, and $10.8 million and $2.8 million for the years ended December 31, 2007 and 2008, respectively. Fourth quarter 2007 and years ended December 31, 2007 and 2008 ARPU, proforma for these reporting changes would have been $53.64, $53.66 and $54.67, respectively. Fourth quarter 2007 and years ended December 31, 2007 and 2008 postpay ARPU, proforma for these reporting changes would have been $54.55, $54.32 and $56.42, respectively.

NTELOS Holdings Corp.

Business Outlook for the Year 2009 1 (as of February 26, 2009)

(dollars in millions)

	Twelve Months 2009
Operating Revenues—Guidance
Wireless	$451.0	to	$457.0
Wireline	123.0	to	126.0
Other	—		—

	$574.0	to	$583.0

Reconciliation of Net Income to Adjusted EBITDA—Guidance
Net Income	$67.0	to	$75.0
Interest expense, net [2]	23.5	to	21.5
Income tax expense [3]	44.0	to	49.0
Other income	(0.5)		(0.5)

Operating Income	134.0	to	145.0

Depreciation and amortization	100.0	to	96.0
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	3.0		3.0

Adjusted EBITDA	$238.0	to	$245.0

Wireless	$181.0	to	$185.0
Wireline	64.0	to	66.0
Other	(7.0)	to	(6.0)

Adjusted EBITDA	$238.0	to	$245.0

Capital Expenditures
Wireless	$66.0	to	$62.0
Wireline	34.0	to	31.0
Other	19.0	to	18.0

Total Capital Expenditures	$119.0	to	$111.0

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]	Cash payments for interest expense for 2009 are expected to be approximately $28 million to $30 million.
[3]	Current cash income tax for 2009 is expected to be between $16 million and $20 million.